550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts Julia O’Shaughnessy Echelon (408) 938-5357 joshaughnessy@echelon.com	Abigail Johnson/Paul Michelson Roeder-Johnson Corporation (650) 802-1850 http://email.roeder-johnson.com	Investor Relations Contact Chris Stanfield Echelon Corporation +1-408-938-5243 cstanfield@echelon.com

Echelon Corporation Reports Third Quarter Results

SAN JOSE, CA - October 31st, 2005 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the third quarter ended September 30, 2005.

Overview of Results

For the quarter ended September 30, 2005, revenues were $16.3 million, compared to $22.7 million for the same period in 2004. LonWorks® infrastructure revenue was $11.7 million in the third quarter of 2005 versus $11.1 million for the same period in 2004, while Enel revenue was $4.4 million in the third quarter of 2005 versus $11.6 million in 2004. The GAAP net loss for the quarter ended September 30, 2005 was $10.1 million, or $0.25 per share, based on a weighted average of 40,074,000 common shares outstanding, compared to a GAAP net loss of $400,000, or $0.01 per share, based on a weighted average of 41,183,000 common shares outstanding for the third quarter of 2004. The non-GAAP net loss for the quarter, which excludes a one-time charge of approximately $5.2 million related to the previously announced Enel arbitration decision, as well as stock-based compensation expenses and amortization of previously purchased technology, was $4.8 million, or $0.12 per share, compared to a non-GAAP net loss of $325,000, or $0.01 per share for the same period in 2004. Gross margin for the third quarter of 2005 was 53.2%, compared with 56.6% for the same period in 2004. Total operating expenses during the third quarter, including the expenses for arbitration, stock-based compensation and purchased technology, were $19.9 million, compared to $13.9 million for the same period in 2004.

For the nine-month period ended September 30, 2005, revenues were $55.4 million compared to revenues of $78.1 million for the same period one year ago. GAAP net loss for the nine-month period ended September 30, 2004 was $17.0 million, or $0.42 per share, based on a weighted average of 40,538,000 common shares outstanding, compared to GAAP net income of $2.3 million, or $0.06 per share, based on a fully diluted weighted average of 40,963,000 common shares outstanding for the same period in 2004. For the nine months ended September 30, 2005, the non-GAAP net loss was $11.4 million, or $0.28 per share, compared to non-GAAP net income of $2.7 million, or $0.07 per share for the same period in 2004. Gross margin for the nine-month period was 55.4%, compared with 56.2% for the same period in 2004. Total operating expenses for the nine-month period were $50.9 million, compared to $43.1 million for the same period in 2004.

All non-GAAP information in this release is reconciled in the “Non-GAAP Consolidated Condensed Statements of Operations” table below.

“One of the highlights of this quarter was to finally have a resolution in our dispute with Enel,” said Ken Oshman, chairman and CEO of Echelon Corporation. “The lack of a decision created a great deal of uncertainty in the markets and to have this behind us is a great relief. While we adamantly believe that we met every condition of the contract, the arbitrators did award Enel a relatively small sum compared to what they were asking. The small size of the award and the fact that the arbitrators ruled in our favor on the very important issue of on-going supply was a great victory for us. But, most importantly, we’re very pleased that it’s over and we can get on with more productive business activities.”

“Overall, while I believe we can and should do better, our performance for the quarter was in line with our guidance,” continued Mr. Oshman. “The softness in EMEA was greater than the expected summer lull, making the region’s performance an area of particular focus for the coming quarters. I’m quite pleased with the reception we received with the introduction of a number of products at our recent LonWorld® 2005 event outside Paris, France. Just as we pioneered the capability to connect devices to one another with our LonWorks platform, with our new Pyxos™ embedded control networking platform and the first Pyxos products introduced just last week, the Pyxos FT chips, Echelon has positioned itself to lead the market in extending networks inside of the devices themselves. The embedded control networking market is complementary to our existing market for the LonWorks platform and potentially enormous.”

“This quarter we also introduced increased power and features in key infrastructure products like our i.LON® 100 Internet Server line and LonMaker® installation tools. Our NES offering continues to lead the market in reliability and innovation. The newest version of NES that we’ve been supplying to various trials has been enthusiastically received by our partners and prospects. I believe that no other company has such a reliable and advanced metering infrastructure - especially one that incorporates a meter with such a sleek design.”

“Taken together our new products, platforms, and product enhancements embody our commitment to a strategy of lowering cost barriers, making control networking easier to use, and creating innovative technology to enable a world where all electronic things are on a network,” said Mr. Oshman.

In addition to the Pyxos Embedded Control Networking announcements made in late September and early October, Echelon made some significant announcements during the third quarter that may be found at http://www.echelon.com/about/press/. These include:

●	An expansion of the use of the LonWorks platform in the Semiconductor Equipment and Materials International (SEMI®) organization’s SEMI E54 standard. The newly expanded set of standards potentially expands the market for LonWorks in the semiconductor manufacturing industry - providing a series of standards that allow manufacturers to deploy complete LonWorks based sensor-actuator networks.

●	Introduction of key technologies to enable a mass market for home automation and expand Echelon’s technology into new industries and further into existing markets.

°	Echelon’s “switched leg” is a unique technology that allows control devices to be embedded in simple home light switches. Using “switched leg” technology, companies can produce true home control products that fit in simple wall light switches that don’t cause incandescent bulbs to flicker. Until the introduction of “switched leg” the only choice had been dumb devices that could only listen to the home automation network.

°	ISI - Interoperable Self-Installation - is another new, unique and very exciting Echelon technology. ISI is already part of the LonMark® International Interoperability standard. The ISI protocol allows companies to create products (for homes and other markets), that automatically install - no software, no learning curve, no doubt. As an example, with ISI, consumers can install entire automation networks with no knowledge whatsoever of the inner workings of the network. ISI is also the only self-installation application protocol that allows existing self-installed networks to be “upgraded” to managed networks using any standards based LonWorks installation tool - a key requirement for larger networks in the home, commercial buildings and other markets that start small and grow with the needs of the end-user. The ISI protocol is expected to see heavy adoption in all markets currently served by the LonWorks platform.

●	Significant new opportunities in China have led to a relationship with Tsinghua Tongfang Co. Ltd., China's largest supplier of building automation solutions and network integration. Tsinghua Tongfang is one of China's leading information technology (IT) companies engaging in personal computer manufacturing, IT system integration, air conditioning and building automation products manufacturing and systems integration. Tsinghua Tongfang has joined Echelon's Open Systems Alliance (OSA) at the highest level available, Master Logo Licensee.

●	At LonWorld 2005 Echelon demonstrated its second generation Networked Energy Services (NES) system electricity meter. The redesigned meter greatly increases the value of the NES system to utilities that offer mixed services that may include electricity, gas and water by incorporating M-Bus connectivity. M-Bus is a widely used communications bus in European gas and water meters.

●	Echelon introduced three products at LonWorld 2005 that improve network performance and lower the cost of implementing LonWorks networks:

°	The i.LON 100 e3 Internet Server greatly expands the potential market for Echelon’s remote connectivity and monitoring platform. The e3 includes a ModBus interface for use with legacy control systems, an M-Bus interface for European utility meters, an astronomical clock for perimeter and street lighting applications, and a simple, intuitive Web authoring tool that works with Macromedia's Contribute web page creation software;

°	The new LonMaker Installation Tool, Turbo Edition, speeds network design and installation through the use of wizards and a new streamlined interface; and

°	The new MPR-50 Multi-Port Router allows integrators and OEMs to reduce the cost of installing LonWorks networks.

Internal Control Review at Japanese Subsidiary

Subsequent to September 30, 2005, management identified a deficiency in the Company’s internal controls over revenue recognition related to procedures in place at its Japanese subsidiary. In conjunction with Echelon’s audit committee, management has determined that the deficiency constitutes a “material weakness” as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2, although the financial impact of this deficiency was not material to the Company’s historical financial statements. Once identified, management immediately began implementing corrective actions to remediate the problem, including more thorough reviews of orders processed by the Japanese subsidiary. “While we are clearly disappointed in finding that a material weakness existed in our internal controls,” said Chris Stanfield, Echelon’s Executive Vice President and Chief Financial Officer, “we believe that this deficiency caused no material errors in our previously issued financial statements and although management’s review of the situation continues, we feel confident that it will be completely remediated before the end of the year.”

Business Outlook

The following statements are based on the company’s current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Risk Factors of Forward Looking Statements at the end of this release for a description of certain important risk factors that could cause actual results to differ.

Echelon management offers the following guidance for the quarter and full year ending December 31, 2005:

●	For the quarter, revenue is expected to be approximately $18.0 million, plus or minus $1.0 million. Of this $18.0 million, we expect LonWorks infrastructure revenues to be approximately $12.0 million, Enel revenues to be approximately $5.7 million, and NES revenues to be approximately $300,000.

●	For the full year, we expect revenue will be approximately $73.4 million, plus or minus $1.0 million. This compares to our previous guidance of $75.0 million, plus or minus $2.0 million for the year. Our full year guidance for LonWorks infrastructure revenues is now $46.3 million versus $48.0 million, Enel guidance remains at $26.3 million, and NES guidance is now $800,000 versus $700,000.

●	For the quarter, gross margin is expected to be between 52.0% and 53.0%. For the full year, gross margin is expected to be between 54.6% and 54.8%.

●	For the quarter, operating expenses are expected to be approximately $15.5 million, plus or minus $250,000. For the full year, we expect operating expenses to be approximately $66.4 million, plus or minus $250,000.

●	For the quarter, interest and other income is expected to be approximately $1.0 million. For the full year, we expect interest and other income to be approximately $4.6 million.

●	For the quarter, we expect our provision for income taxes will be approximately $100,000. For the full year, we expect our provision for income taxes will be approximately $400,000.

●	For the quarter, we expect to generate a GAAP loss per share of approximately $0.13, plus or minus $0.01, based on a weighted average of 39,800,000 shares outstanding.

●	For the full year, we expect the GAAP loss per share will be approximately $0.56, plus or minus $0.01, based on a weighted average of 40,000,000 shares outstanding.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is a pioneer and world leader in control networking — networks that connect machines and other electronic devices — for the purpose of sensing, monitoring and controlling the world around us. Echelon’s LonWorks platform for control networking was released in 1990 and has become a worldwide standard in the building, industrial, transportation, and home automation markets. Launched in 2003, Echelon’s Networked Energy Services system is an open, extensible, advanced metering infrastructure that can bring benefits to every aspect of a utility’s operation, from metering and customer services to distribution operations and value-added business. In 2005 Echelon released the world’s first embedded control network infrastructure, the Pyxos platform, extending the benefits of networking inside machines to the sensors and actuators that make them function.

Echelon is based in San Jose, California, with international offices in China, France, Germany, Italy, Hong Kong, Japan, Korea, The Netherlands, and the United Kingdom.  Further information regarding Echelon can be found at http://www.echelon.com.

Echelon, LonWorks, LonWorld, LonMark, i.LON, LonMaker, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Pyxos is a trademark of Echelon Corporation in the United States and other countries. Other marks belong to their respective holders.

Risk Factors Regarding Forward Looking Statements

This press release may contain statements relating to future plans, events or performance, such as statements regarding Echelon’s current expectation as to the business outlook for the Company and the outcome of the Company’s review of internal controls over revenue recognition related to procedures in place at its Japanese subsidiary . Such statements may involve risks and uncertainties. For example, Echelon is in the process of implementing programs to comply with “RoHS” regulations that require suppliers to eliminate “hazardous substances” such as lead, cadmium, mercury and others from commercial products in the European Union and Japan during 2006.  Due to the complexity of transitioning Echelon’s inventories from non-compliant to RoHS-compliant products, Echelon faces the risk that its direct customers and its distributors such as EBV (Echelon’s pan-European distributor) may reduce inventory levels materially during this transition.  Such action by customers and/or distributors could result in a reduction in revenue in the fourth quarter of 2005, which would adversely affect operating results.  Management cannot estimate such impact at this time but expects the impact to primarily affect timing of revenues from quarter to quarter rather than affect total long-term revenue. Other risks include those associated with uncertainties pertaining to the introductions of the Pyxos platform, its ability to perform as designed, market acceptance of the platform and the lag time from introduction to potential revenue; market acceptance of the SEMI E54 standard; extensions of Echelon technologies described in this release; market activity relating to the LonWorks infrastructure business in worldwide; risks that our NES system, including new features such as M-Bus, does not performed as designed or that our NES business is not successful or does not develop as planned:; risks relating to the development of markets for Echelon's products and services and the ability of those products and services to perform as designed and meet customer and consumer expectations; and other risks identified in Echelon's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Form 10-Q when filed with the Securities and Exchange Commission; and with our 2004 annual report on Form 10-K, which was filed with the Securities and Exchange Commission in March 2005.

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Echelon Corporation Reports 3rd Quarter 2005 Results

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

September 30, 2005	December 30, 2005
ASSETS

Current Assets:
Cash and cash equivalents	$34,356	$35,510
Short-term investments	127,477	124,854
Accounts receivable, net	9,423	17,261
Inventories	5,187	5,584
Other current assets	2,914	2,213

Total current assets	179,357	185,422

Property and equipment, net	15,320	16,983
Other long-term assets	10,122	21,511

	$204,799	$223,916
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$5,294	$5,157
Accrued liabilities	11,510	5,452
Current portion of deferred revenues	1,262	1,422

Total current liabilities	18,066	12,031

Deferred rent	1,026	823

Total stockholders' equity	185,707	211,062

	$204,799	$223,916

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Echelon Corporation Reports 3rd Quarter 2005 Results

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended September 30,	Nine Months Ended September 30,
2005	2004	2005	2004
Revenues:
Product	$16,068	$22,556	$54,852	$77,467
Service	183	185	562	598

Total revenues	16,251	22,741	55,414	78,065

Cost of revenues:
Cost of product	7,085	9,397	23,107	32,744
Cost of service	525	466	1,629	1,478

Total cost of revenues	7,610	9,863	24,736	34,222

Gross profit	8,641	12,878	30,678	43,843

Operating expenses:
Product development	6,170	6,227	18,747	18,623
Sales and marketing	5,164	4,572	15,585	14,660
General and administrative	8,550	3,123	16,597	9,855

Total operating expenses	19,884	13,922	50,929	43,138

Income (loss) from operations	(11,243)	(1,044)	(20,251)	705

Interest and other income, net	1,225	609	3,567	1,755

Income (loss) before provision for income taxes	(10,018)	(435)	(16,684)	2,460
Income tax expense (benefit)	100	(35)	300	197

Net income (loss)	$(10,118)	$(400)	$(16,984)	$2,263

Net income (loss) per share:
Basic	$(0.25)	$(0.01)	$(0.42)	$0.06
Diluted	$(0.25)	$(0.01)	$(0.42)	$0.06

Shares used in computing net income (loss) per share:
Basic	40,074	41,183	40,538	40,826
Diluted	40,074	41,183	40,538	40,963

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Echelon Corporation Reports 3rd Quarter 2005 Results
ECHELON CORPORATION
NON-GAAP CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)
Three Months Ended September 30,	Nine Months Ended September 30,
2005	2004	2005	2004
Revenues	$16,251	$22,741	$55,414	$78,065
Cost of revenues	7,592	9,863	24,699	34,222

Gross profit	8,659	12,878	30,715	43,843

Operating Expenses:
Product development	6,126	6,145	18,640	18,129
Sales and marketing	5,131	4,572	15,526	14,660
General and administrative	3,394	3,123	11,326	9,855

Total operating expenses	14,651	13,840	45,492	42,644

Non-GAAP income (loss) from operations	(5,992)	(962)	(14,777)	1,199
Interest and other income, net	1,321	609	3,663	1,755

Non-GAAP income (loss) before taxes	(4,671)	(353)	(11,114)	2,954
Income tax expense (benefit)	100	(28)	300	237

Non-GAAP net income (loss)	$(4,771)	$(325)	$(11,414)	$2,717

Non-GAAP net income (loss) per share:
Diluted	$(0.12)	$(0.01)	$(0.28)	$0.07

Shares used in computing net income (loss) per share:
Diluted	40,074	41,183	40,538	40,963

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net income (loss)	$(10,118)	$(400)	$(16,984)	$2,263

Amortization of purchased intangible assets	--	82	37	494
Stock-based compensation	170	--	356	--
Enel arbitration award	5,177	--	5,177	--

Total non-GAAP adjustments to earnings from operations	5,347	82	5,570	494

Income tax effect of reconciling items	--	7	--	40

Non-GAAP net income (loss)	$(4,771)	$(325)	$(11,414)	$2,717
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Echelon Corporation Reports 3rd Quarter 2005 Results

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

Nine Months Ended September 30,
2005	2004
Cash flows provided by operating activities:
Net income (loss)	$(16,984)	$2,263
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,115	3,719
Loss on disposal of fixed assets	45	--
Provision for doubtful accounts	(1)	(37)
Stock-based compensation	356	--
Change in operating assets and liabilities:
Accounts receivable	7,839	7,548
Inventories	397	(1,650)
Other current assets	(701)	578
Accounts payable	137	739
Accrued liabilities	6,058	(570)
Deferred revenues	(160)	847
Deferred rent	203	254

Net cash provided by operating activities	304	13,691

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(92,408)	(111,622)
Proceeds from maturities and sales of available-for-sale short-term investments	89,794	111,129
Sale (purchase) of restricted investments	11,106	(238)
Change in other long-term assets	250	(146)
Capital expenditures	(1,464)	(1,551)

Net cash provided by (used in) investing activities	7,278	(2,428)

Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock.	--	5,110
Repurchase of common stock.	(7,869)	--

Net cash provided by (used in) financing activities	(7,869)	5,110

Effect of exchange rates on cash:	(867)	(86)

Net increase (decrease) in cash and cash equivalents	(1,154)	16,287
Cash and cash equivalents:
Beginning of period	35,510	18,667

End of period	$34,356	$34,954

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